FUND PARTICIPATION AGREEMENT


         This Fund Participation Agreement (the "Agreement"), dated as of the 1st of January, 1999, is made by and among WESTERN-SOUTHERN LIFE ASSURANCE COMPANY ("Western-Southern"), on its own behalf and on behalf of Western-Southern Life Assurance Company Separate Account 1 and Western-Southern Life Assurance Company Separate Account 2 (each a "Separate Account") and the various sub-accounts of each Separate Account as set forth in Exhibit A attached hereto (each a "Sub-Account"), and TOUCHSTONE VARIABLE SERIES TRUST (formerly, the Select Advisors Variable Insurance Trust), a Massachusetts business trust (the "Trust"), and each separate series of the Trust, as set forth on Exhibit B-2 attached hereto (each a "Fund" or together the "Funds"), all of which Funds serve as underlying investment media for the Sub-Accounts.

The parties hereby agree as follows:

         1.       Representations and Agreements of the Parties.

         1.1      The Trust makes the following representations and covenants:

         (a) The Trust has been established and is validly existing and in good standing as a business trust under the laws of the Commonwealth of Massachusetts and consists of separate series described in the most recent Post-Effective Amendment to its Registration Statement on Form N-1A filed with the SEC (the "Trust Registration Statement").

         (b) The Trust is a no-load diversified, open-end, management investment company and is duly registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The offering of the securities of the Trust has been duly registered under the Securities Act of 1933, as amended (the "1933 Act").

         (c) The Trust has supplied the information regarding the Trust and each of the Funds to Western-Southern for inclusion in the Post-Effective Amendments to the Registration Statements filed by Western-Southern with the SEC (the "Western-Southern Registration Statements") for of the Contracts (as defined in
                  Section 1.2) to be issued by each of the Separate Accounts. The information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         (d) The Trust Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or a material fact that is necessary in order to make the statements therein not

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                  misleading. This representation does not extend to statements or omissions made in reliance upon and in conformity with written information furnished by Western-Southern for inclusion in the Trust Registration Statement.

         (e) The Trust and each Fund will comply with and qualify under the requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and the Trust will notify Western-Southern immediately upon having a reasonable basis for believing that the Trust or any Fund has ceased to comply with these requirements.

         (f) Each Fund will comply with the diversification requirements set forth in Section 5(b)(1) of the 1940 Act and Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code, and the Trust will cause each Fund to comply with these diversification requirements. The Trust will notify Western-Southern immediately upon having a reasonable basis for believing that any Fund has ceased to meet these requirements or might not meet these requirements in the future.

         (g) Except for shares or interests sold for organizational purposes prior to the effective date of its initial Registration Statement, the Trust will not sell shares of or interests in the Funds to purchasers other than the Separate Accounts or one or more other separate accounts established by Western-Southern or other life insurance companies.

         1.2      Western-Southern represents and covenants as follows:

         (a) It is an insurance company duly organized and in good standing under applicable law and has legally and validly established the Separate Accounts as separate accounts under Ohio law, and has registered each Separate Account as a unit investment trust under the 1940 Act to serve as an investment vehicle for variable annuity contracts to be offered by the Separate Accounts (the "Contracts").

         (b) The Contracts provide for the allocation of net amounts received by Western-Southern to the Separate Accounts and to the Sub-Accounts. Selection of a particular Sub-Account is made by the Contract owner, who may change such selection from time to time in accordance with the terms of the applicable Contract.

         (c) The offering of the Contracts has been registered under the 1933 Act.

         (d) Each Sub-Account is a "segregated asset account" for purposes of diversification testing. Interests in each Sub-Account are offered exclusively through the purchase of a "variable contract," within the meaning of such term under Section

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                  817(d) of the Code. Western-Southern will exercise its best efforts to continue to meet such definitional requirements, and will notify the Trust immediately upon having a reasonable basis for believing that a Sub-Account has ceased to meet these requirements or might not meet these requirements in the future.

         (e) The information regarding Western-Southern and the Separate Accounts that Western-Southern and the Separate Account have supplied to the Trust for inclusion in the Trust Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         1.3  The representations and covenants contained in Sections 1.1 and
1.2 are continuing representations and covenants of each party making them and must be satisfied throughout the term of this Agreement. The Trust will provide Western-Southern, within ten (10) business days (y) after the end of each year, a letter from the appropriate officer of each Trust certifying to the continued accuracy of the representations contained in Section 1.1, above, and (z) after the end of each calendar quarter, a detailed listing of the individual securities and other assets, if any, held by each Fund as of the end of such calendar quarter. Western-Southern will provide the Trust, within ten (10) business days after the end of each year, a letter from the appropriate officer of Western-Southern certifying to the continued accuracy of the representations contained in Section 1.2, above.

         2. Marketing. Western-Southern through its Distributor, Touchstone Securities, Inc. (the "Distributor") will make all reasonable efforts to market the Contracts. In marketing the contracts, Western-Southern and the Distributor will comply with all applicable state or federal securities and insurance laws.

         3.  Valuation and Order.

         3.1 The Trust will cause Investors Bank and Trust Company, the administrative services and fund accounting agent for the Trust ("IBT"), or any other person acting in a similar role, to provide to Western-Southern, promptly following the close of trading (the "Close") on each Business Day (as defined in 3.4, below), (x) the net asset value per share for each Fund as of the Close on that Business Day, (y) the per share amount of any dividend or capital gain distribution made by a Fund in respect of the shares held by the related Sub-Account, if the "ex-dividend" date for such dividend or distribution has occurred since the Close of the preceding Business Day, and (z) based on these net asset values and dividends and distributions, the Accumulation Unit Value (as such term is defined in the Western-Southern Registration Statement) to be used in determining values in each Sub-Account.

         3.2 Western-Southern shall be the designee of the Trust for receipt of orders from the Separate Accounts. Accordingly, receipt of an order for the purchase or the redemption of shares of the Trust by Western-Southern shall, for purposes of the calculations described in Section 3.1,

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above, constitute receipt of an order by the Trust, provided that the Trust receives notice of the order by 11:00 A.M. on the following Business Day. Orders received by Western-Southern will be sent directly to the Trust or its specified agent, and payment for purchases, net of redemptions, will be wired to a custodial account designated by the Trust. If redemptions for the Trusts for any period exceed purchases, the Trust will wire the excess amount to an account designated by Western-Southern. The Trust will execute all orders from Western-Southern (whether net purchases or net redemptions) at the net asset value per share, as determined as of the Close on the preceding Business Day, i.e., the Business Day on which the orders were duly received by Western-Southern from owners of the Contracts in accordance with the Western-Southern Registration Statement. Promptly after executing the orders, the Trust will provide to Western-Southern a written confirmation, which shall include (x) the number of shares of the Trust in each Fund at the Close of the preceding Business Day, (y) a detailed account, by dollars and by shares, of the purchases and redemptions for the Trust (and the net result of the purchases and redemptions) by each Sub-Account since the Close of the preceding Business Day, and (z) the number of shares of each Fund of the Trust held by each Fund's corresponding Sub-Account after all such orders have been executed. Notwithstanding the above, the Trusts shall not be held responsible for providing Western-Southern with values, or with investment results, on any day that is not a Business Day, when an emergency exists making the valuation of a Fund's portfolio securities not reasonably practicable, or during any period when the Securities and Exchange Commission ("SEC") has by order permitted the suspension of pricing of shares for the protection of shareholders.

         3.3 "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and each other day, if any, on which the Trust is required to calculate the net asset value of a Fund, as set forth in the Trust's Registration Statement.

         4.1 Expenses. All expenses related to (y) the establishment and operation of the Trust, including all costs of registration and other compliance under state and federal laws and (z) the performance by the Trust of its obligations under this Agreement, shall be paid by the Trust.

         4.2 Documents and Information. The Trust will provide to Western-Southern, for use by the Separate Accounts and the Sub-Accounts, a reasonable quantity of (w) all prospectuses of the Trust or any Fund required for delivery to existing Contract owners and all related statements of additional information, (x) all proxy material required for meetings of shareholders of the Trust or any Fund thereof, (y) all periodic reports to shareholders of the Trust required to be delivered to the Contract owners and
(z) any other material reasonably required to be distributed to the owners of the Contracts.

         5. Sales Representations. Western-Southern and its agents shall not make any representations concerning the Funds other than those contained in (y) the then current prospectuses and related statements of additional information of the Separate Accounts for the Contracts issued by the Separate Accounts and
(z) any current printed sales literature of either

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Separate Account related to the Contracts that is delivered to the Trust and as to which the Trust has not objected by notice to Western-Southern given in accordance with Section 12.

         6. Administrative Services to Contract Owners. Administrative services to Contract owners shall be the responsibility of Western-Southern and shall not be the responsibility of the Trust. The Trust recognizes that Western-Southern, through the Separate Accounts and the Sub-Accounts, will be the sole shareholder of the Trust and the Funds for the benefit of owners of the Contracts.

         7.       Disclosures.

         (a) The Trust will provide Western-Southern, after the end of each fiscal year, with such investment advisory data and other expense data of each Fund for the fiscal year, and with such other information as may be necessary, to enable Western-Southern to fulfill, on a timely basis, its prospectus disclosure obligations under state and/or federal securities laws and its obligations under variable annuity insurance requirements.

         (b) The Trust will provide Western-Southern, as soon as reasonably practical after the end of each fiscal year, with all information regarding the Funds required by Western-Southern to meet the requirements imposed on it and/or the Separate Accounts and the Sub-Accounts pursuant to Rule 30d-2 promulgated by the SEC under the 1940 Act.

         (c) The Trust will promptly disclose in writing to Western-Southern any information regarding the Trust, or any Fund, that is reasonably required by Western-Southern in order to cause the information regarding the Trust and the Funds included in the prospectuses, statements of additional information and other disclosure documents then being used by Western-Southern in connection with its offering of the Contracts to conform to the representations and covenants made in Section 1.1.

         8. Voting. So long as, and to the extent that, the SEC continues to interpret the 1940 Act to require (and so long as any state insurance department or agency having jurisdiction requires) pass-through voting privileges for variable contract owners, the Trust will provide Western-Southern, on a timely basis and at no cost to Western-Southern, with sufficient copies of all proxy material for distribution to the Contract owners. Western-Southern will distribute all the material and will vote shares in the Fund in accordance with instructions received from the Contract owners. Western-Southern shall vote those shares for which no instructions have been received in the same proportion as the portion for which instructions have been received from Contract owners. Western-Southern will not recommend or oppose action in connection with any such vote or interfere with any such solicitation of proxies.

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         9. Insurance. The Trust shall maintain, without cost or expense to
Western-Southern, (y) fidelity bond coverage in an amount not less than the minimum coverage required by Rule 17g-1 under the 1940 Act, and (z) errors and omissions coverage in an amount and with companies reasonably acceptable to Western-Southern. The Trust and each Fund shall be named insureds under each such coverage. At the request of Western-Southern, which may be made not more frequently than twice in any calendar year, the Trust will supply, or cause the company issuing such policies to supply, evidence in writing, satisfactory to Western-Southern, that the bonds and other insurance policies called for by this paragraph are then in force with such companies and in such amounts as either comply with Rule 17g-1 or have been approved by Western-Southern.

         10. Termination. This Agreement shall terminate as to the sale and issuance of new Contracts:

         (a) at the option of any party, upon not less than 60 days advance written notice to the other parties;

         (b) at the option of the Trust, with respect to any one or more of the Funds, if the Trust determines and demonstrates to the reasonable satisfaction of Western-Southern that liquidation of the Fund or Funds is in the best interests of each Fund and its beneficial owners; provided that any such Fund shall be continued in operation for a sufficient period of time after the determination to permit the substitution of the shares or of another investment company for the shares of the Fund, pursuant to SEC regulation;

         (c) at the option of Western-Southern, immediately upon delivery of written notice to the Trust, if (x) interests in any Fund of the Trust are not available for any reason to meet the requirements of the Contracts, as determined by Western-Southern, provided that the termination shall be effective only as to those Funds that are not reasonably available, or (y) any one or more of the representations set forth in Section 1.1 are, individually or in the aggregate, materially untrue, or if the Trust breaches any one or more of the terms of this Agreement and such breaches are, individually or in the aggregate, material, or (z) any combination of untrue representations and breaches of agreement terms are, individually or in the aggregate, material;

         (d) at the option of the Trust, immediately upon delivery of written notice to Western-Southern, upon institution of formal proceedings against either Separate Account or Western-Southern by the National Association of Securities Dealers ("NASD"), the SEC or any other regulatory body;

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         (e)      at the option of Western-Southern, immediately upon delivery of written notice to the Trust, upon institution of formal proceedings against the Trust by the NASD, the SEC or any other regulatory body;

         (f) with respect to any Fund, if either the requisite vote of the Contract owners having an interest in the Fund is obtained for, or the SEC gives requisite approval to, the substitution of the shares or interests of another investment company for the shares of the Fund as investments for any one or more of the Sub-Accounts; provided that Western-Southern gives the Trust not less than 60 days prior written notice of either (y) any such proposed vote of Contract owners or (z) any proposed application for an order of substitution from the SEC; or

         (g) if interests in the Funds are not issued or sold in conformance with federal law or such law precludes the use of shares in the Funds as an underlying investment media for the Sub-Accounts or, indirectly, for the Contracts issued or to be issued by Western-Southern. Prompt notice shall be given by any party to the other such parties in the event the conditions of this subparagraph (g) occur.

         11. Termination Does Not Relieve Certain Obligations. Termination as the result of any cause listed in Section 10, except as and in respect of any Fund or Funds as to which this Agreement was terminated in accordance with
Section 10(b), shall not affect the obligation of the Trust to provide shares of the Funds for investment by the Sub-Accounts (and all related information required by Western-Southern, the Separate Accounts and the Sub-Accounts to meet the requirements of the 1940 Act and the Code as to such investment) in connection with the Contracts then in force for which the shares of the Funds are serving as underlying investment media, unless the further sale of the shares is proscribed by law, by the SEC or by any other regulatory body.

         12. Notices. Any notice, claim, request or demand required by this Agreement shall be in writing and shall be deemed to have been duly given on the day delivered or transmitted by fax or on the third business day after mailing (first class, postage prepaid) to the addresses or fax numbers set forth below:

         (a) If to Western-Southern (for itself or on behalf of either Separate Account or any Sub-Account):

                  Western-Southern Life Assurance Company
                  400 Broadway
                  Cincinnati, Ohio  45202
                  Fax:  (513) 629-1081
                  Attn:  William F. Ledwin

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                  with a copy to:

                  Donald J. Wuebbling
                  Vice President & General Counsel
                  Western-Southern Life Assurance Company
                  400 Broadway
                  Cincinnati, Ohio  45202
                  Fax:  (513) 629-1044

         (b)      If to the Trust (for itself or on behalf of any of its Funds):

                           Touchstone Variable Series Trust
                           311 Broadway Street
                           Cincinnati, Ohio  45202
                           Fax:  (513) 361-7982
                           Attn: Jill T. McGruder

                  with a copy to:

                           Karen M. McLaughlin
                           Frost & Jacobs LLP
                           2500 PNC Center
                           Cincinnati, Ohio 45202
                           Fax: (513) 651-6981

         13. No Waiver. The forbearance or neglect of any party to insist upon strict compliance by any other party, with any of the provisions of this Agreement, whether continuing or not, or to declare a termination against the other parties, shall not be construed as a waiver or any of the rights or privileges of any party hereunder. No waiver of any right or privilege of any party arising from any default or failure of performance by any party shall affect the rights or privileges of the other parties in the event of a further default or failure of performance.

         14. Assignment. No party to this Agreement may assign this Agreement or any interest in the Agreement, by operation of law or otherwise, without the prior written consent of all other parties to this Agreement.

         15. Governing Law. This Agreement shall be construed and the provisions of this Agreement interpreted under and in accordance with the laws of Ohio. This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms of this Agreement shall be interpreted and construed in accordance therewith.

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         16. Trust Liability.  All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust. None of the Trustees, officers, agents or shareholders of the Trust shall be personally liable for obligations entered into on behalf of the Trust.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the 1st day of January, 1999.


                                        WESTERN-SOUTHERN LIFE ASSURANCE COMPANY

                                        By: /s/ William F. Ledwin
                                            William F. Ledwin
                                            Senior Vice President


                                            TOUCHSTONE VARIABLE SERIES TRUST

                                            By: /s/ Jill T. McGruder
                                                Jill T. McGruder
                                                President


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                                    EXHIBIT A



Emerging Growth Sub-Account
International Equity Sub-Account
Income Opportunity Sub-Account
Value Plus Sub-Account
Growth & Income Sub-Account
Balanced Sub-Account
Bond Sub-Account
Standby Income Sub-Account


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                                    EXHIBIT B

Touchstone Emerging Growth Fund
Touchstone International Equity Fund
Touchstone Income Opportunity Fund
Touchstone Value Plus Fund
Touchstone Growth & Income Fund
Touchstone Balanced Fund
Touchstone Bond Fund
Touchstone Standby Income Fund


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